Exhibit 10.1

MEMORANDUM OF UNDERSTANDING
FOR MARKET TRANSITION

This MEMORANDUM OF UNDERSTANDING (the "MOU") is made and entered into as of the 17th day of March, 2017 (the "Effective Date") by and between POSCO Energy Co., Ltd., a corporation duly organized and existing under the laws of the Republic of Korea ("Korea"), having its principal place of business at POSCO Center, 440 Teheranr-ro, Gangnam-Gu, Seoul, 135-777, Korea ("POSCO Energy") and Fuel Cell Energy, Inc., a corporation duly organized and existing under the laws of the state of Delaware having a place of business at 3 Great Pasture Rd., Danbury, CT 06810 ("FCE"). POSCO Energy and FCE are sometimes referred to herein individually as a "Party" and collectively as the "Parties".

RECITALS

WHEREAS, POSCO Energy is currently engaged in conducting fuel cell business including but not limited to manufacturing fuel cell products in Korea and selling and servicing fuel cell products in various Asian countries including South Korea through a series of agreements with FCE, including but not limited to certain licensing agreements, a securities purchase agreement, an alliance agreement and other agreements (the “Agreements”); and

WHEREAS, FCE has developed, continues to develop and owns certain fuel cell related technology, including, but not limited to, those based on Molten Carbonate Fuel Cell ("MCFC") technology and applications, and is engaged in conducting fuel cell manufacturing and related business throughout the world; and

WHEREAS, the Parties have determined that in order to capitalize on the current market opportunities in both South Korea and other parts of Asia, it would be beneficial for both Parties to further discuss and collaborate on market strategies of fuel cell business in all of Asia, including South Korea, in order to leverage mutual experience and expertise to grow the global business and to maintain desired level of service to existing fuel cell fleet in South Korea (the “Proposed Transaction”).

NOW THEREFORE, the Parties agree as follows:

ARTICLE 1.     PURPOSE

The purpose of this MOU is to confirm the intent and desire of FCE and POSCO Energy in facilitating the discussions and collaboration between the Parties on (i) cooperation between the Parties in respect with supply of modules for the purpose of executing and performing of efficient and cost-effective long term maintenance services to existing fuel cell fleet in South Korea, and (ii) the development of market strategies to make the best use of potentials over Asia, including South Korea, as fuel cell market. The Parties understand that such collaboration may require amending certain of the Agreements subject to mutual agreements.

ARTICLE 2. COOPERATION MARKET STRATEGIES AND LONG TERM SERVICES

a. In the event FCE desires to sell its products directly to customers in the region of Asia, including South Korea (the “Targeted Market”), which certain rights currently belong to POSCO Energy,

POSCO Energy shall provide its best support to FCE to assist FCE achieving its business objective. In order for FCE to sell its products in the Targeted Market and for POSCO Energy to provide services under its current Long Term Services Agreements (the “LTSA”), the Parties shall engage in discussions for amending and agreeing to the terms and conditions of the relevant Agreements including but not limited to licensing agreements, alliance agreement, Master Service Agreement (the “MSA”) and the Module Procurement Agreement (the “MPA”), which shall take place no later than September 30, 2017. The exclusive and irrevocable right for FCE to sell its products in the Targeted Market shall be granted to FCE in consideration of commissions to be paid to POSCO Energy for FCE’s sales in the Targeted Market of any product for which POSCO Energy had a right to sell under the Agreements prior to amendment. Any amendments to the Agreements agreed on by the Parties to reflect the terms of this MOU will be likely to contain reasonable and customary terms as deemed appropriate by the Parties, including waivers of claims, events of default, and appropriate remedies.

b. The Parties shall collaborate on managing the global production volume of DFC modules. To supplement POSCO Energy’s planned production and support existing LTSAs, FCE shall negotiate with POSCO Energy as to the principle terms and conditions to be included in the MPA. The Parties envisage to execute the MPA in the future in connection with POSCO Energy’s long term plan of stack modules procurement so that POSCO Energy may have reliable supply of stack modules necessary in providing stable long term maintenance services to the existing fuel cell fleet in South Korea. The Parties shall agree to the price of the FCE Modules which price shall be reasonable and consistent with the unit price of a FCE Module in previous contracts between the Parties and FCE shall agree to the warranty term equivalent to a stack life as set forth in the specification of the purchase contracts that the Parties customarily entered into.

c. The provisions of this Paragraph 2(c) are legally binding on the Parties. Upon execution of this MOU, notwithstanding Paragraph 2(a) above, the Parties acknowledge that FCE shall immediately commence market development activities and seek to secure and fulfill orders to become the business and backlog of FCE and/or FCE’s designated subsidiaries. POSCO Energy, by signing this MOU, waives all rights to claim at any time that FCE is in breach of its rights under any of the Agreements by engaging market and sales activities described in this Paragraph 2(c) or otherwise seek to prevent FCE from engaging in market and sales activity during the period prior to execution of definitive amendments to the Agreements or termination of this MOU, whichever is earlier. For the sake of clarity, FCE may fulfill any sales commitments secured in writing following any such termination in the event the commitment was entered into prior to such termination.

d.	During the pendency of this MOU, the Parties shall collaborate to pursue investor opportunities in furtherance of the global market for fuel cells.

ARTICLE 3.     LANGUAGE

The negotiations will be conducted in English and all legal agreements relating to the contemplated transactions, if and once agreed by the Parties to be executed, will be prepared in English. The English version will control over any translations.

ARTICLE 4.     MISCELLANEOUS

a.	Except for Paragraph 2(c) and Article 4 which shall be legally binding, the Parties acknowledge and agree that, unless otherwise agreed between the Parties herein, nothing in this MOU is intended to create nor shall be construed to create any legally binding obligations on either Party, unless and until the execution of a definitive agreement between the Parties. Unless the Parties agreed otherwise in Paragraph 2(c), the Agreements remain in full force and effect in accordance with their terms.

b. The Parties shall engage in their commercially reasonable efforts to consummate the transactions described in this MOU. If definitive amendments to the Agreements are not entered into by the target date set forth in Paragraph 2(a), each Party shall have the right, but not the obligation to terminate this MOU. Such termination shall be accomplished by thirty (30) day’s prior written notice by the terminating Party to the other Party.

a.
This MOU, and the negotiations between POSCO Energy and FCE in connection with the Proposed Transaction, and all disputes or claims arising out of or in connection with them or their subject matter or formation (including non-contractual disputes or claims) will be governed by and construed in accordance with the laws of the state of New York, U.S.A., without giving effect to the principles of choice or conflict of laws provisions thereof.

d. In the event of any dispute, controversy or claim (collectively, “Dispute”) arising out of or relating to this MOU or its breach, termination or invalidity, the Parties shall attempt in the first instance to resolve such Dispute through friendly consultations. If the Dispute cannot be resolved through friendly consultations between the Parties within ninety (90) days following the first written request from a Party for consultations, then the Parties agree to settle and resolve any Dispute by way of international arbitration with the international arbitration rules of International Chamber of Commerce then applicable with three (3) arbitrators to be appointed pursuant to the said rules. The seat for arbitration shall be Singapore and the language of such arbitration shall be English language.

e. Each Party is responsible for its own costs, fees and expenses incurred in connection with the Proposed Transaction, including costs associated with its own respective third party advisors (i.e., investment bank, legal advisor and/or accounting firm) appointed by each Party in performing transaction services as set forth in this MOU, including without limitation the preparation and negotiation of this MOU and amendment of the Agreements, the definitive transaction agreements and any documents contemplated by them.

f. This MOU is for the benefit of the Parties to it and is not intended to benefit, or be enforceable by, anyone else.

g. Each Party agrees that it will continue to conduct its business and these negotiations prudently, in good faith, in a commercially reasonable manner, and in a manner that does not attract unfavorable publicity, or a negative reputation in the energy industry, which in any case would be reasonably expected to have a material adverse effect on the transactions contemplated herein or on the fuel cell business or industry.

IN WITNESS WHEREOF, the Parties hereto have caused this MOU to be executed by their duly authorized representatives as of the day and year first set forth above.

For and on behalf of	For and on behalf of

POSCO Energy Co., Ltd	FUELCELL ENERGY, Inc.

/s/ Dong-Jun Yoon	/s/ Arthur A. Bottone
Name: Yoon, Dong-Jun	Name: Arthur A. Bottone
Position: President and CEO	Position: President and CEO